Exhibit 8.2

	ATTORNEYS AT LAW	Broomfield, CO 720 566-4000

Palo Alto, CA
	One Maritime Plaza	650 843-5000
20th Floor
	San Francisco, CA	Reston, VA
	9411-3580	703 456-8000
	Main 415 693-2000 Main 415 951-3699	San Diego, CA 858 550-6000

March 25, 2004

wwww.cooley.com

SUSAN COOPER PHILPOT
Catena Networks, Inc.	(415) 693-2078
307 Legget Drive	philpotsc@cooley.com
Kanata, Ontario
Canada K2K 3C8

Dear Sir or Madam:

We have acted as counsel to Catena Networks, Inc., a Delaware corporation (“Catena”) in connection with the Agreement and Plan of Merger dated as of February 18, 2004 by and among CIENA Corporation, a Delaware corporation (“CIENA”), and Catena providing for the merger of Catena with and into CIENA (the “Merger”).

You have asked us to review the discussion of U.S. federal income tax matters contained in CIENA’s Form S-4 Registration Statement filed with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”). We have reviewed the discussion entitled “U.S. Federal Income Tax Consequences” contained in the Registration Statement and are of the opinion that, subject to the qualifications and limitations contained therein, such information fairly presents the current U.S. federal income tax law applicable to the Merger and the material U.S. federal tax consequences to the Catena stockholders as a result of the Merger and, insofar as it relates to statements of law or legal conclusions, is correct in all material respects.

We consent to the reference to our firm under the captions “U.S. Federal Income Tax Consequences” and “Legal Matters” included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward llp

By:	/s/Susan Cooper Philpot

Susan Cooper Philpot

SCP:kme